EXHIBIT 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations - Segment Review
The following selected unaudited financial and operating data are derived from our consolidated financial statements and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements. The results and discussions that follow are reflective of how our chief operating decision maker monitors the performance of our reporting segments.
Certain operating expenses are allocated between our reporting segments based on activity-based costing methods. These activity-based costing methods require us to make estimates that impact the amount of each expense category that is attributed to each segment. Changes in these estimates will directly impact the amount of expense allocated to each segment and therefore the operating profit of each reporting segment. There were no significant changes in our expense allocation methodology during 2014 or 2013. However, there was a shift in activity in late 2014 in anticipation and as a result of the commercial launch of ILUVIEN in the U.S.
U.S. Segment

	Years Ended December 31,
	2014	2013
	(In thousands)
NET REVENUE	$17	$—
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(1)	—
GROSS PROFIT	16	—

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	5,400	4,110
GENERAL AND ADMINISTRATIVE EXPENSES	7,496	5,048
SALES AND MARKETING EXPENSES	4,704	891
DEPRECIATION AND AMORTIZATION	657	138
OPERATING EXPENSES	18,257	10,187
NET LOSS FROM OPERATIONS	$(18,241)	$(10,187)

Year ended December 31, 2014 compared to the year ended December 31, 2013
Net Revenue. Net revenue of approximately $17,000 was recognized for the year ended December 31, 2014, as a result of sales of ILUVIEN prior to the U.S. commercial launch of ILUVIEN in the first quarter of 2015. No U.S. revenue was recognized during the year ended December 31, 2013.
Cost of goods sold, excluding depreciation and amortization. Cost of goods sold, excluding depreciation and amortization of approximately $1,000 was recognized for the for the year ended December 31, 2014, as a result of sales of ILUVIEN prior to the U.S. commercial launch of ILUVIEN in the first quarter of 2015. No U.S. cost of goods sold was recognized during the year ended December 31, 2013.
Research, development and medical affairs expenses. Research, development and medical affairs expenses increased by approximately $1.3 million, or 31%, to approximately $5.4 million for the year ended December 31, 2014, compared to approximately $4.1 million for the year ended December 31, 2013. The increase was primarily attributable to increases of $990,000 in payroll and related costs for clinical personnel and medical science liaisons hired in the second half of 2014 to support the U.S. launch of ILUVIEN in the first quarter of 2015, $780,000 related to a consultant that was engaged to assist with the pursuit of FDA approval of ILUVIEN in the U.S., $410,000 related to scientific communications in preparation for the commercial launch in the U.S. The increase was offset by a decrease of $1.1 million in costs related to our domestic ancillary clinical studies including the physician utilization study which was completed in the fourth quarter of 2013.
General and administrative expenses. General and administrative expenses increased by approximately $2.5 million, or 50%, to approximately $7.5 million for the year ended December 31, 2014, compared to approximately $5.0 million for the year ended December 31, 2013. The increase was primarily attributable to an increases of approximately $970,000 in personnel and related costs associated with U.S. based employees shifting focus from the International segment to support the U.S. expansion and launch efforts, $510,000 in stock based compensation incurred in connection with the additional hires and contingent options that vested as a result of the FDA approval of ILUVIEN in 2014, $440,000 in personnel costs associated with increased headcount, $380,000 in legal fees and $310,000 in professional fees associated with internal controls compliance and attestation, as our independent auditors were required to opine on our internal controls for the first time for the year ended December 31, 2014.
Sales and marketing expenses. Sales and marketing expenses increased by approximately $3.8 million, or 427%, to approximately $4.7 million for the year ended December 31, 2014, compared to approximately $890,000 for the year ended December 31, 2013. The increase was primarily attributable to increases of $2.7 million in U.S. marketing cost incurred in preparation for the U.S. launch of ILUVIEN, $650,000 in personnel costs associated with U.S. based employees shifting focus to the U.S. sales and marketing effort in late 2014 and $450,000 in payroll and related costs for additional sales and marketing personnel hired in 2014 in preparation for the U.S. launch of ILUVIEN in the first quarter of 2015.
Depreciation and amortization. Depreciation and amortization increased by approximately $520,000, or 371%, to approximately $660,000 for the year ended December 31, 2014, compared to approximately $140,000 for the year ended December 31, 2013. The increase was primarily attributable to amortization of $510,000 associated with an intangible asset which was capitalized in connection with a required payment to pSivida upon FDA approval of ILUVIEN in September 2014.
International Segment

	Years Ended December 31,
	2014	2013
	(In thousands)
NET REVENUE	$8,406	$1,872
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(1,441)	(1,863)
GROSS PROFIT	6,965	9

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	6,411	4,748
GENERAL AND ADMINISTRATIVE EXPENSES	4,875	4,427
SALES AND MARKETING EXPENSES	10,383	15,051
DEPRECIATION AND AMORTIZATION	2	—
OPERATING EXPENSES	21,671	24,226
NET LOSS FROM OPERATIONS	$(14,706)	$(24,217)

Year ended December 31, 2014 compared to the year ended December 31, 2013
Net Revenue. Net revenue increased by approximately $6.5 million, or 342%, to approximately $8.4 million for the year ended December 31, 2014, compared to approximately $1.9 million for the year ended December 31, 2013. We initiated the commercial launch of ILUVIEN in Germany and the United Kingdom in the second quarter of 2013 and began recognizing revenue at that time. The increase was primarily due to revenue growth in the U.K. following the implementation of NICE guidance for the reimbursement of ILUVIEN in early 2014 as well as continued growth in Germany. No customer accounted for more than 10% of revenue during the year ended December 31, 2014. For the year ended December 31, 2013 two pharmacy customers in Europe accounted for approximately 23% of our total consolidated revenues.
Cost of goods sold, excluding depreciation and amortization. Cost of goods sold, excluding depreciation and amortization decreased by approximately $500,000, or 26%, to approximately $1.4 million for the year ended December 31, 2014, compared to approximately $1.9 million for the year ended December 31, 2013. We initiated the commercial launch of ILUVIEN in Germany and the United Kingdom in the second quarter of 2013 and began recognizing cost of goods sold at that time. Cost of goods sold was impacted by two inventory issues during the year ended December 31, 2013. During a routine manufacturing inspection, we identified a quality issue related to one of our suppliers that affected certain batches of work in process which resulted in a write-off of $1.4 million. Additionally, we reserved approximately $400,000 for potential United Kingdom inventory expiration as a result of delays in receiving the NICE guidance. For the year ended December 31, 2014, we reserved approximately $430,000 for potential German inventory expiration, as a result of lower than expected sales in Germany.

Research, development and medical affairs expenses. Research, development and medical affairs expenses increased by approximately $1.7 million, or 36%, to approximately $6.4 million for the year ended December 31, 2014, compared to approximately $4.7 million for the year ended December 31, 2013. The increase was primarily attributable to increases of $880,000 in additional payroll and related costs associated with additional medical and clinical personnel hired during 2013 to support the commercialization of ILUVIEN in the EU being employed for the full year ended 2014, $370,000 in scientific study costs for an ongoing open label registry study in the EU, $160,000 in costs associated with maintaining regulatory compliance within EU jurisdictions in which ILUVIEN has received marketing authorization and $150,000 in medical affairs costs as to increase ILUVIEN awareness among doctors in Germany.
General and administrative expenses. General and administrative expenses increased by approximately $500,000, or 11%, to approximately $4.9 million for the year ended December 31, 2014, compared to approximately $4.4 million for the year ended December 31, 2013. The increase was primarily attributable to an increase of approximately $410,000 in EU payroll and related costs due to an increase in employee headcount and a shift away from U.S. based employees management and oversight of the international entities. Additionally, there was an increase of approximately $260,000 in general office related expense in establishing new facilities in each of the respective countries. The increase was offset by a reduction of approximately $230,000 in professional fees and insurance expenses.
Sales and marketing expenses. Sales and marketing expenses decreased by approximately $4.7 million, or 31%, to approximately $10.4 million for the year ended December 31, 2014, compared to approximately $15.1 million for the year ended December 31, 2013. The decrease was primarily attributable to a decreases of approximately $1.9 million in costs incurred with Quintiles Commercial for market access assistance in the United Kingdom in 2013 in preparation for the implementation of the NICE guidance for reimbursement, $1.6 million in costs associated with one time launch costs incurred in the EU in 2013 for the launch of ILUVIEN in Germany and the United Kingdom, $650,000 in personnel costs associated with U.S. based employees shifting focus to the U.S. sales and marketing effort in late 2014 and $480,000 associated with Quintiles Commercial as certain positions where transitioned to Alimera over the course of 2014.
Consolidated other income and expense
The following selected unaudited financial and operating data are derived from our consolidated financial statements and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements.

	Years Ended December 31,
	2014	2013
	(In thousands)
NET LOSS FROM OPERATIONS	$(32,947)	$(34,404)

INTEREST EXPENSE AND OTHER	(2,090)	(533)
UNREALIZED FOREIGN CURRENCY (LOSS) GAIN, NET	(542)	825
LOSS ON EARLY EXTINGUISHMENT OF DEBT	(440)	(153)
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	283	(11,964)
NET LOSS BEFORE TAXES	(35,736)	(46,229)
PROVISION FOR TAXES	(174)	—
NET LOSS	$(35,910)	$(46,229)
Interest expense and other. Interest expense and other increased by approximately $1.6 million, or 302%, to approximately $2.1 million for the year ended December 31, 2014, compared to approximately $530,000 for the year ended December 31, 2013. Interest expense for the year ended December 31, 2014 was primarily interest expense incurred in connection with our 2013 Term Loan and 2014 Loan Agreement. Interest expense for the year ended December 31, 2013 was primarily interest expense incurred in connection with our 2010 Term Loan and our 2013 Term Loan. The increase was primarily attributable to higher principal balances for the year ended December 31, 2014 as a result of the 2014 Loan Agreement.
Unrealized foreign currency (loss) gain, net. Unrealized foreign currency (loss) gain, net was a loss of approximately $540,000 for the year ended December 31, 2014, compared to a gain of approximately $830,000 for the year ended December 31, 2013. The 2014 unrealized foreign currency loss was primarily attributable to the weakening of the Euro during 2014 and the revaluation of Alimera Sciences Limited's U.S. dollar denominated liabilities. The 2013 unrealized foreign currency gain was primarily attributable to the strengthening of the Euro during 2013 and the revaluation of Alimera Sciences Limited's U.S. dollar denominated liabilities.
Change in fair value of derivative warrant liability. During the year ended December 31, 2014, we recognized a gain of approximately $280,000 related to the decrease in the fair value of our derivative warrant liability. The change in fair value was primarily due to an decrease in the fair market value of our underlying common stock during the year ended December 31, 2014. During the year ended December 31, 2013, we recognized a loss of approximately $12.0 million related to the increase in the fair value of our derivative warrant liability. The change in fair value was primarily due to an increase in the fair market value of our underlying common stock during the year ended December 31, 2013.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures
Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2014. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on the evaluation of our disclosure controls and procedures as of December 31, 2014, our Chief Executive Officer and Chief Financial Officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

Management’s Report on Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act as a process designed by, or under the supervision of, our principal executive and principal financial officer and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

•
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.
Under the supervision and with the participation of management, including our principal executive and financial officers, we assessed our internal control over financial reporting as of December 31, 2014, based on criteria for effective internal control over financial reporting established in the 1992 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Our change in filer status required for the first time, as of December 31, 2014, an audit of internal control over financial reporting (ICFR) under Section 404(b) of the Sarbanes Oxley Act of 2002. Due to the time constraints, we have elected to delay the adoption of 2013 COSO Framework until 2015.
Based on this assessment, our management concluded that we maintained effective internal control over financial reporting as of December 31, 2014 based on the specified criteria.
The independent registered public accounting firm of Grant Thornton LLP, as auditor of the consolidated balance sheets of Alimera Sciences Inc. and its subsidiaries as of December 31, 2014 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2014, has issued an attestation report on the Company’s internal control over financial reporting, which is included on page 7.
Changes in Internal Control over Financial Reporting
There has been no change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the fourth quarter of 2014 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls
Control systems, no matter how well conceived and operated, are designed to provide a reasonable, but not an absolute, level of assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Because of the inherent limitations in any control system, misstatements due to error or fraud may occur and not be detected.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Alimera Sciences, Inc.,

We have audited the internal control over financial reporting of Alimera Sciences, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2014, based on criteria established in the 1992 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in the 1992 Internal Control-Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the year ended December 31, 2014, and our report dated March 13, 2015 expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 13, 2015